NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2017 Fourth Quarter and Year End Results

FITCHBURG, MA, March 26, 2018 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its fourth quarter and year ended December 31, 2017.

The Company reported a 23.4% increase in gross profit in the fourth quarter of 2017 as compared to the same period in the prior year, despite a 5.7% decrease in net sales.

Fourth Quarter 2017 Review

$ In thousands	Q4 2017	Q4 2016	$ Change	% Change
Net sales	$4,539	$4,813	$(274)	-5.7%
Gross profit	$565	$458	$107	23.4%
Gross margin	12.4%	9.5%
Net loss	$(364)	$(322)	$(42)
Diluted loss per share	$(0.13)	$(0.11)	$(0.01)

The decrease in net sales in the fourth quarter of 2017 as compared to the same period in the prior year was due to lower net sales of thermoplastic injection molded products, tooling and sensors.  The decreases were partly offset by an increase in net sales of orthopedic implant components and instruments.

Gross profit increased in the fourth quarter of 2017 as compared with the same period in the prior year due to higher gross profit from orthopedic implant components and instruments as well as sensors, partly offset by lower gross profit from thermoplastic injection molding and tooling.

“Adjusted EBITDA(1) in the fourth quarter of 2017 was $266 thousand, a $177 thousand improvement over the fourth quarter of 2016.  The improvement was the result of productivity enhancements and other cost savings measures which were implemented in the second quarter of 2017,” commented Salvatore Emma Jr., the Company’s President and CEO.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

2017 Review

$ In thousands	2017	2016	$ Change	% Change
Net sales	$20,103	$19,638	$465	2.4%
Gross profit	$2,292	$2,899	$(607)	-20.9%
Gross margin	11.4%	14.8%
Net loss	$(1,355)	$(712)	$(643)
Diluted loss per share	$(0.48)	$(0.25)	$(0.23)

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Micron Solutions, Inc. Reports 2017 Fourth Quarter and Year End Results

March 26, 2018

Net sales for 2017 increased compared to 2016 due to an increase in net sales of sensors partly offset by a decrease in net sales of thermoplastic injection molding.  Net sales of orthopedic implant components and instruments increased less than 1%.

While net sales increased, gross profit for 2017 decreased compared to 2016 due to a decrease in gross profit from orthopedic implant components and instruments as well as thermoplastic injection molding, partly offset by increased gross profit from sensors.

Adjusted EBITDA(1) for the year ended December 31, 2017 was $825 thousand compared with $1,086 thousand for the year ended December 31, in 2016.

“The Company improved Adjusted EBITDA(1) in the second half of 2017 over the first half of the year.  A number of important objectives were reached including improvement to Adjusted EBITDA(1) and establishing a new banking relationship.  Our book of orders is strong and the outlook for 2018 is very positive for shipments of new Medical, Defense, and Sensor products.  We are encouraged by the activity in our sales pipeline and we are quoting several new and existing customers on large programs in the Medical and Defense markets. The Company’s plastic injection molding and machining capabilities, engineering expertise, regulatory systems, along with a strong commitment to customer success, is attracting new revenue from prospects who view Micron as a complete solution provider.”

Recent Accomplishments:

•	The Company entered into a multi-year supply agreement with its largest customer.
•

The Company received a purchase order from Security Devices International, Inc. (“SDI”) to build new production molds for its entire product family of parts. These molds are expected to enter into production in the second quarter of 2018 and will include SDI’s new CHIP® round which SDI believes to be the most cost effective and safest part in the Less-Lethal Industry.

•

The Company successfully shipped components which passed qualification for use in the next generation of weapon sights for the U.S. Military.  The Company is a tier-3 supplier of close tolerance plastic and machined components and is now in the quoting phase of larger production orders which are expected to be released in the second, third, and fourth quarters of 2018. These new programs typically run for 3 to 5 years.

•

The Company successfully landed a new customer which has transferred its molding business from a competitor. The customer required an injection molding and machine shop with an ISO-13485 compliant quality system.  These components are used in the assembly of cryogenic equipment for DNA testing.

•	In December 2017, the Company entered into a three-year asset based credit and security agreement, replacing the Company’s previous lender and discharging the Company’s subordinated debt.

Outlook:

“Our sales pipeline is strong with a number of new and large prospect orders which could begin in the second quarter of 2018.  In January 2018, the Company entered into a multi-year supply agreement with its largest customer and has received orders for four new molds to be put into service in 2018.  The Company is exploring other multi-year agreements with customers.   The outlook for new business from the defense sector is very good and Micron has qualified components on multiple new programs which have already been released to tier-1 defense contractors.  The Company has also delivered a number of medical device components to new customers who are expected to commercialize their products in 2018 and 2019.  Based on this outlook, the Company expects Revenue and EBITDA to improve in 2018,” concluded Mr. Emma.

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Micron Solutions, Inc. Reports 2017 Fourth Quarter and Year End Results

March 26, 2018

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

FINANCIAL TABLES FOLLOW.

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Micron Solutions, Inc. Reports 2017 Fourth Quarter and Year End Results

March 26, 2018

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(364)	$(322)	$(1,355)	$(712)
Income tax benefit	(1)	—	(1)	-
Other (income) expense	—	(49)	(57)	(50)
Interest expense	160	67	395	260
Depreciation and amortization	404	389	1,613	1,541
Share-based compensation	52	4	137	47
Non-recurring consulting and other expenses	15	—	93	—
Adjusted EBITDA	$266	$89	$825	$1,086
Adjusted EBITDA margin %	5.9%	1.9%	4.1%	5.5%

(1) Non-GAAP Financial Measures

In addition to reporting net loss, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net loss and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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